UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2016

American Renal Associates Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)

(978) 922-3080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2016, the Board of Directors (the “Board”) of American Renal Associates Holdings, Inc. (the “Company”) increased the size of the Board from seven to eight members and appointed Patrick T. Ryan as a director of the Company to fill the resulting vacancy, effective immediately.  Mr. Ryan was appointed as a Class III director, to serve for a term expiring at the Company’s 2019 annual meeting of stockholders.  Mr. Ryan has been designated as a member of the Audit Committee of the Board.

Also on May 5, 2016, the Board granted to Mr. Ryan options to purchase 11,450 shares of the Company’s common stock at an exercise price of $27.53 per share, as compensation for service as a director.  These options have a ten year term from the grant date, and, subject to Mr. Ryan’s continued service, one-third (1/3) of the options will vest on each of the first three anniversaries of the grant date, with accelerated vesting on a Change in Control (as defined in the applicable award agreement). He is also expected to receive a $60,000 annual cash fee for service on the Board.  The Company intends to consider and adopt a non-employee director compensation policy, on terms to be determined at a later date by the Board.

Mr. Ryan currently serves as Chief Executive Officer of Press Ganey Holdings, Inc. (“Press Ganey”), a provider of patient experience and caregiver measurement, performance analytics and strategic advisory solutions for healthcare organizations.  Press Ganey provides patient and physician satisfaction surveys to the Company.

A copy of the press release announcing Mr. Ryan’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release, dated May 5, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated: May 5, 2016	By:	/s/ Michael R. Costa
	Name:	Michael R. Costa
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated May 5, 2016